Exhibit 99.1

Fred's Third Quarter 2010 Net Income Increases 55% to $7.8 Million or $0.20 Per Diluted Share

MEMPHIS, Tenn.--(BUSINESS WIRE)--November 23, 2010--Fred's, Inc. (NASDAQ: FRED) today reported financial results for the third quarter and nine months ended October 30, 2010. For the third quarter of 2010, Fred's net income increased 55% to $7.8 million or $0.20 per diluted share compared with net income of $5.0 million or $0.13 per diluted share in the year-earlier period. For the nine months ended October 30, 2010, Fred's net income increased 18% to $21.0 million or $0.54 per diluted share compared with net income of $17.8 million or $0.45 per diluted share in the year-earlier period.

Fred's total sales for the third quarter of fiscal 2010 increased 3% to $435.0 million from $422.4 million for the same period last year. Comparable store sales for the quarter increased 1.5% compared with an increase of 1.0% in the third quarter last year. Fred's total sales for the first nine months of 2010 increased 3% to $1.356 billion from $1.315 billion for the same period last year. Comparable store sales for the 2010 year-to-date period increased 2.1% on top of an increase of 0.8% in the first nine months of 2009.

Commenting on the results, Bruce A. Efird, Chief Executive Officer, said, "We are pleased to announce improved Company performance for the third quarter of 2010, highlighted by a 55% increase in net income for the period. These higher earnings reflect the ongoing changes we have implemented to drive customer traffic and margin expansion, with an emphasis on our Core 5 program, an upgraded merchandise assortment, and enhancements to the look of the stores – all designed to build market share. Fred's major initiative to remodel and upgrade 200 stores in 2010 remains on track, with 190 stores completed through October.

"Although high unemployment and a very competitive sales environment continue across our markets, we enter the fourth quarter optimistic about our earnings estimates for the quarter," Efird continued. "With solid merchandising and marketing plans in place, we are well prepared to deliver great values and exciting shopping experiences for our customers. Beyond this sound merchandising platform, we also have maintained a strong financial position, with our balance sheet highlighted by a strong cash position, quality inventory and no outstanding debt under our seasonal revolving credit facility. This financial strength continues to support our 2010 initiatives and provides the resources to pursue longer-term strategies."

Fred's gross profit for the third quarter of 2010 increased 6% to $129.7 million from $122.9 million in the prior-year period. Gross margin for the quarter increased 70 basis points to 29.8% compared with 29.1% in the same quarter last year. The improvement in gross margin for the quarter resulted primarily from controlling general merchandise markdowns and shrinkage, as well as improved pharmacy department margin performance. Gross profit for the first nine months of 2010 increased 5% to $392.6 million from $372.6 million in the first nine months of 2009. Gross margin for the year-to-date period in 2010 was 29.0%, up 70 basis points from 28.3% in the prior-year period.

Due to sales leverage, selling, general and administrative expenses, including depreciation and amortization, improved 20 basis points to 27.1% of sales compared with 27.3% of sales in the year-earlier period. The improvement for the quarter was primarily attributable to leveraging store expenses and occupancy costs. For the first nine months of 2010, selling, general and administrative expenses were 26.5% of sales compared with 26.1% in the first nine months of 2009.

Operating income for the third quarter of 2010 increased 52% to $11.7 million or 2.7% of sales compared with $7.7 million or 1.8% in the prior-year period. For the first nine months of 2010, operating income increased 12% to $33.1 million or 2.5% of sales compared with $29.5 million or 2.2% of sales in the first nine months of 2009.

In the third quarter, Fred's opened five pharmacy locations and closed seven store and three pharmacy locations. The Company also refreshed 70 stores with its new Core 5 elements. During the first nine months of 2010, Fred's opened four store and 20 pharmacy locations. Also, year-to-date Fred's has closed seven store and 12 pharmacy locations and refreshed 190 stores with its new Core 5 elements.

In the fourth quarter of 2010, the Company expects total sales to increase 3% to 4%. Comparable store sales are expected to increase 2% to 4% versus a decrease of 0.9% in the fourth quarter last year. Earnings per diluted share are forecasted to increase 33% to 60% to a range of $0.20 to $0.24 for the fourth quarter compared with earnings per share of $0.15 in the same period last year. Based on this outlook, the Company expects total earnings per diluted share for 2010 to be in the range of $0.74 to $0.78, representing an increase of 25% to 32% over last year.

Fred's, Inc. operates 672 discount general merchandise stores, including 24 franchised Fred's stores, in the southeastern United States. For more information about the Company, visit Fred's website at www.fredsinc.com.

A public, listen-only simulcast and replay of Fred's third quarter 2010 conference call may be accessed at the Company's web site or at www.earnings.com. The simulcast will begin at approximately 10:00 a.m. Eastern Time today; a replay of the call will be available beginning at approximately 1:00 p.m. Eastern Time and will run until December 23, 2010.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; costs and delays in acquiring or developing new store sites; and other contingencies discussed in the Company's Securities and Exchange Commission filings. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

FRED'S, INC. Unaudited Financial Highlights (In thousands, except per share amounts)

	13 Weeks Ended October 30, 2010	13 Weeks Ended October 31, 2009	Percent Change
Net sales	$435,004	$422,438	3.0%
Operating income	$11,656	$7,661	52.1%
Net income	$7,817	$5,032	55.3%
Net income per share:
Basic	$0.20	$0.13	53.8%
Diluted	$0.20	$0.13	53.8%
Average shares outstanding:
Basic	39,061	39,914
Diluted	39,114	39,982
	39 Weeks Ended October 30, 2010	39 Weeks Ended October 31, 2009	Percent Change
Net sales	$1,356,118	$1,315,032	3.1%
Operating income	$33,074	$29,498	12.1%
Net income	$20,966	$17,822	17.6%
Net income per share:
Basic	$0.54	$0.45	20.0%
Diluted	$0.54	$0.45	20.0%
Average shares outstanding:
Basic	39,129	39,901
Diluted	39,181	39,989

FRED'S, INC. Unaudited Fiscal 2010 Third Quarter Results (in thousands, except per share amounts)

	13 Weeks Ended October 30, 2010	% of Total	13 Weeks Ended October 31, 2009	% of Total
Net sales	$435,004	100.0%	$422,438	100.0%
Cost of goods sold	305,258	70.2%	299,569	70.9%
Gross profit	129,746	29.8%	122,869	29.1%
Depreciation & amortization	7,502	1.7%	6,530	1.6%
Selling, general and administrative expenses	110,588	25.4%	108,678	25.7%
Operating income	11,656	2.7%	7,661	1.8%
Interest expense, net	48	0.0%	59	0.0%
Income before income taxes	11,608	2.7%	7,602	1.8%
Provision for income taxes	3,791	0.9%	2,570	0.6%
Net income	$7,817	1.8%	$5,032	1.2%
Net income per share:
Basic	$0.20		$0.13
Diluted	$0.20		$0.13
Weighted average shares outstanding:
Basic	39,061		39,914
Diluted	39,114		39,982

Unaudited Fiscal 2010 Nine-month Results (in thousands, except per share amounts)

	39 Weeks Ended October 30, 2010	% of Total	39 Weeks Ended October 31, 2009	% of Total
Net sales	$1,356,118	100.0%	$1,315,032	100.0%
Cost of goods sold	963,487	71.0%	942,444	71.7%
Gross profit	392,631	29.0%	372,588	28.3%
Depreciation & amortization	21,692	1.6%	19,457	1.5%
Selling, general and administrative expenses	337,865	24.9%	323,633	24.6%
Operating income	33,074	2.5%	29,498	2.2%
Interest expense, net	155	0.0%	246	0.0%
Income before income taxes	32,919	2.5%	29,252	2.2%
Provision for income taxes	11,953	0.9%	11,430	0.8%
Net income	$20,966	1.6%	$17,822	1.4%
Net income per share:
Basic	$0.54		$0.45
Diluted	$0.54		$0.45
Weighted average shares outstanding:
Basic	39,129		39,901
Diluted	39,181		39,989

FRED'S, INC. Unaudited Balance Sheet (in thousands)

	October 30, 2010	October 31, 2009
ASSETS:
Cash and cash equivalents	$37,462	$38,555
Inventories	360,300	344,252
Receivables	29,444	31,723
Other non-trade receivables	23,891	17,670
Prepaid expenses and other current assets	16,376	14,580
Total current assets	467,473	446,780
Property and equipment, net	139,123	139,247
Intangibles	22,569	13,321
Other non-current assets	3,698	4,331
Total assets	$632,863	$603,679

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$128,321	$119,965
Current portion of indebtedness	228	753
Accrued expenses and other	44,304	40,815
Deferred income taxes	19,238	14,569
Total current liabilities	192,091	176,102

Long-term portion of indebtedness	3,998	4,197
Deferred income taxes	1,791	1,750
Other non-current liabilities	18,877	18,235
Total liabilities	216,757	200,284
Shareholders' equity	416,106	403,395
Total liabilities and shareholders' equity	$632,863	$603,679

CONTACT:
Fred's, Inc.
Jerry A. Shore, 901-362-3733, Ext. 2217
Executive Vice President and Chief Financial Officer